10.6

Modification letter to promissory note between Bourque Printing and Hibernia National Bank, Inc. dated December 28, 2004.

Janet Olson Rack
Senior Vice President
Hibernia National Bank
Post Office Box 3597
Baton Rouge, LA 70821
(225) 381-2140
December 28, 2004
Mr. Todd Fry, VP & CFO
Champion Industries, Inc.
P.O. Box 2968
Huntington, WV 25728
Re: Bourque Printing

Dear Todd:

Hibernia National Bank ('Bank') extended a loan to Bourque Printing, Inc., a subsidiary of Champion Industries, on March 19, 2003 as evidenced by a promissory note of the same date and in the amount of $1,440,000. This not contains language that allows the note to be paid on demand. The bank hereby agrees to delete the following from this note, Borrower will pay this loan on demand. The repayment terms of 83 regular payments of $10,876.57 each on one irregular payment estimated at $892,791.97 remain in effect.

Let me know if you have any questions.

Sincerely,

Janet Olson Rack
Senior VP